Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our reports dated August 19, 2003 accompanying the consolidated financial statements of Ace Cash Express, Inc. and Subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended June 30, 2003, which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Grant Thornton LLP

Dallas, Texas
March 16, 2004